GMAC Mortgage Corporation
100 Witmer Road
P.O. Box 963
Horsham, PA 19044-0963


                                                                        GMAC
                                                                        MORTGAGE
March 31, 1997


Norwest Bank Minnesota, N.A.
Andy Rosenfeld
Securities Administration Services
11000 Broken Land Parkway
Columbia, Md 21044-3562
Control3O87

                         ANNUAL STATEMENT OF COMPLIANCE


This is to certify that a review of the activities of GMAC Mortgage Corporation for the calendar year 1996 has been made and to the best of my knowledge, GMAC Mortgage Corporation has fulfilled all its obligations under the terms of the Servicing Agreement.


/s/ Joanne Moore-Baird
Joanne Moore-Baird
Assistant Vice President
Contract Administration